Exhibit 99.01

Fairchild Semiconductor Appoints Randy Carson to Board of Directors

San Jose, California, March 10, 2009 - Fairchild Semiconductor (NYSE:FCS), a leading global supplier of high performance products that enable energy-efficiency, today announced the appointment of Randy W. Carson to the company's board of directors.

Carson has more than 35 years of experience in the power equipment and power distribution industries, most recently as chief executive officer of Eaton Corporation's Electrical business unit, which grew under Carson's leadership from a North American business of $2.2 billion to a major global enterprise with annual revenues of $7 billion. Earlier this year Carson announced his retirement from Eaton at the end of April 2009.

"Randy Carson is a great addition to our board and we are delighted he will be joining us," said Mark Thompson, Fairchild's chairman, president and CEO. "His knowledge and background of the global power business, and his skills and experience as a chief executive leading performance improvement and a growth culture will be of great value to Fairchild Semiconductor."

Carson, 58, holds a B.S. degree in electrical engineering from Valparaiso University. Prior to Eaton, he progressed through a series of executive management positions with Rockwell International.

About Fairchild Semiconductor:

Fairchild Semiconductor (NYSE:FCS) is a global leader delivering energy-efficient power analog and power discrete solutions. Fairchild is The Power Franchise®, providing leading-edge silicon and packaging technologies, manufacturing strength and system expertise for consumer, communications, industrial, portable, computing and automotive systems. An application-driven, solution-based semiconductor supplier, Fairchild provides online design tools and design centers worldwide as part of its comprehensive Global Power ResourceSM. Please contact us on the web at www.fairchildsemi.com.

Editorial Contacts:

Fairchild Semiconductor

Patti Olson

Communications
(800) 341-0392 X 8728

Email: patti.olson@fairchildsemi.com

Agency Contact:

Topaz Partners

Paul R. Hughes

1-781-404-2416

Email: phughes@topazpartners.com